Exhibit 99.1

UPC Holding Reports First Quarter 2013 Results

Amsterdam, the Netherlands - May 7, 2013: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months ended March 31, 2013 (“Q1 2013”). UPC Holding is a wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to Liberty Global's website (www.lgi.com). In addition, UPC Holding's unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of May 2013.

Financial and operating highlights for the quarter ended March 31, 2013, as compared to the results for the same period last year (“Q1 2012”) (unless noted), include:

•	Total RGUs[1] of 18.9 million, including organic RGU additions of 162,000 in Q1 2013

◦	Broadband internet and telephony RGUs surpassed the 5.5 million and 4.0 million RGU milestones, respectively

•	Revenue increased to €1.08 billion, reflecting rebased[2] growth of 3%

•	Operating cash flow (“OCF”)[3] improved to €512 million, representing rebased growth of 3%

•	Operating income increased 14% to €271 million

•	Recent refinancing transactions have improved our maturity profile, with over 90% of consolidated third-party debt not due until 2017 and beyond

Financial Results

For the three months ended March 31, 2013, our consolidated revenue increased 3% to €1.08 billion, as compared to the corresponding prior year period. This performance was driven largely by continued organic revenue growth, especially from our broadband internet offering. Adjusting for both the minor impact of acquisitions and foreign exchange movements (“FX”), we achieved year-over-year rebased revenue growth of 3% for the first three months of 2013. This result is our seventh consecutive quarter of 3% rebased revenue growth.

In terms of regional performance, our Chilean business (“VTR”), which accounted for 17% of our Q1 revenue, generated rebased revenue growth of 4% in Q1 2013, similar to VTR's full-year 2012 rebased result. Turning to our European operations (“UPC Europe”), we delivered 3% rebased revenue growth in the quarter with our Western European region achieving 3% rebased growth and our Central and Eastern European (“CEE”) region posting 1% rebased revenue growth. In the quarter, European standouts included our Irish and Swiss businesses, which generated rebased revenue growth of 9% and 5%, respectively, as each benefitted from more than 100,000 advanced service RGU additions4 during the last twelve months. Furthermore, our Swiss operation continued to demonstrate strong quarterly top-line growth, supported not only by volume growth but also by a video price increase in the quarter.

As compared to the corresponding prior year period, OCF increased 3% on a reported basis to €512 million for the three months ended March 31, 2013. Similarly, our rebased OCF growth was 3%, as our Chilean operation delivered 13% rebased growth, our Western European operations generated 3%

rebased growth and our CEE business posted 1% rebased growth. Similar to revenue, our Western European performance was led by our operations in Ireland and Switzerland, which generated 12% and 4% rebased OCF growth, respectively.

Notwithstanding the positive contribution from those two markets as well as Chile, our rebased OCF growth was partially muted by a flat result in the Netherlands, stemming from increased competition over the last three quarters. Within Europe, we also realized a €6 million year-over-year increase in costs in our central and other category resulting in part from our centralization and procurement initiatives. As a result of these factors, we experienced a slight contraction in our consolidated OCF margins5 to 47.4% during Q1 2013 from 47.6% during the corresponding prior year period.

We reported additions to property and equipment6 of €228 million, which represents 21% of revenue for Q1 as compared to €197 million or 19% of revenue for the corresponding prior year period. Our aggregate spend in the quarter was weighted towards customer premises equipment, which accounted for 54% of our property and equipment additions as compared to 47% for Q1 2012. This was due in part to our Horizon TV roll-out in the Netherlands and Switzerland.

Subscriber Statistics

At March 31, 2013, our 10.3 million unique customers received a total of 18.9 million services, reflecting a 4% increase (including acquisitions) in our RGU base since March 31, 2012. On a product level, our RGU base consisted of 9.2 million video, 5.6 million broadband internet and 4.1 million telephony subscriptions at quarter-end. Bundling remains an important driver of our subscriber growth, particularly sales of triple-play product offers, as nearly one-third of our customer base, or 3.3 million customers, subscribed to our triple-play packages at March 31, 2013. In total, we finished the first quarter with aggregate bundled customers of 5.3 million (or 51% of our customer base), which reflects an approximate 350,000 customer increase (including acquisitions) over the last twelve months.

During Q1 2013, we added 162,000 RGUs, with our CEE, Chilean and Western European businesses accounting for 70,000, 50,000 and 42,000 RGUs, respectively. Our total RGU additions were lower than our Q1 2012 total of 198,000 RGU additions, primarily due to our softer performance in the Netherlands. Notably, CEE's subscriber performance, which increased 30% year-over-year, reflected its strongest first quarter result in five years and was led by our Polish operation's 39,000 RGU additions, which more than doubled its prior year first quarter result. This was driven by captivating triple-play offers that mainly improved churn levels, particularly in Poland's Aster footprint. Additionally, on the back of a compelling digital video offering, our Chilean business achieved a 65% increase in RGU additions as compared to Q1 2012, realizing its best first quarter RGU result since 2007.

Our Western European operations added 42,000 RGUs in Q1 2013 as compared to 114,000 in Q1 2012. The lower growth was largely attributable to our Dutch operation, which lost 3,000 RGUs in Q1 2013, as compared to a gain of 42,000 in Q1 2012. However, this result is consistent with our Dutch subscriber performance in both the third and fourth quarters of 2012, as the Dutch market remains very competitive. To that point and subsequent to quarter-end, we further strengthened our customer proposition in the Netherlands, as we introduced basic digital unencryption and launched new triple-play bundles that include increased broadband speeds, with our primary bundle offering 100 Mbps along with the introduction of a 200 Mbps internet product in certain areas.

In terms of our products, we added 107,000 broadband internet RGUs during the quarter, as we continue to harvest the benefits of our network investments. Key contributors in Q1 2013 were our Swiss, Chilean and Polish operations. In particular, our 22,000 Swiss broadband internet additions in Q1 2013 partly resulted from the market-leading speeds included in our Horizon bundles. From a voice perspective, we added 113,000 telephony subscribers in Q1 2013, largely mirroring our broadband internet growth, as we look to upsell our single- and double-play customer base to triple-play services.

From a video standpoint, we lost 58,000 subscribers during the quarter, which was modestly better than the corresponding prior year period, with improved performances in each of Chile and CEE. A key development that has taken shape over the last six months is that we have introduced basic digital unencryption to promote the digitalization process and enhance our competitive position in a number of markets, including Switzerland, the Netherlands (as noted earlier), Austria, Romania and the Czech Republic. By unencrypting the digital signal, we are providing our customers with incremental value and an easy introduction to our basic digital video product. Furthermore, we continue to promote Horizon TV in our Dutch market and we launched this platform in January 2013 in our Swiss market. At the end of April, we had over 200,000 Horizon TV subscribers with more than 145,000 in the Netherlands and over 55,000 in Switzerland. In addition, we launched our unique Horizon Online platform with 45 channels in Ireland in mid-April and have plans to launch the full Horizon TV platform this summer in the Irish market.

Summary of Third-Party Debt and Cash and Cash Equivalents

At March 31, 2013, we reported €9.8 billion of third-party debt and €58 million of cash and cash equivalents. As compared to December 31, 2012, our third-party debt rose by €199 million. This increase in carrying value was mainly attributable to the strengthening of the U.S. dollar relative to the euro and, to a lesser extent, the incremental capital we raised during Q1 2013. The fully-swapped borrowing cost7 of our third-party debt balance was approximately 7.8% as of Q1 2013.

We continued to implement our strategy of extending our debt maturity schedule and capitalizing on an attractive capital market environment. In March 2013, we issued 6.75% senior notes due 2023 in the principal amounts of €450 million and CHF 350 million (€288 million). In April 2013, we used the net proceeds from the issuance to redeem in full our €300 million 8.0% senior notes due 2016 and our €400 million 9.75% senior notes due 2018. The two tranches of notes were legally discharged in March 2013.

With respect to the UPC Broadband Holding Bank Facility, in March and April 2013, we entered into two new facility accession agreements (“Facility AG” and “Facility AG1”, collectively “Facility AG”), two term loan facilities in an aggregate amount of approximately €1,554 million. Facility AG matures in 2021 and carries an interest rate of EURIBOR + 3.75%. As a result of these transactions, €145 million of Facility R, €659 million of Facility S and all €751 million of Facility U were effectively rolled into Facility AG.

Furthermore, we completed an additional facility accession agreement (“Facility AH”) in April 2013, which matures in 2021 and has an interest rate of LIBOR + 2.5% with a LIBOR floor of 0.75%. Term loan Facility AH has an aggregate principal amount of $1,305 million (€1,018 million). Following the closing of this transaction, all $260 million (€203 million) of Facility T and all $1,043 million (€813 million) of Facility X, which both carried an interest rate of LIBOR +3.5%, were effectively rolled into Facility AH. Adjusting for the impact of Facilities AG and AH, over 90% of our total debt is not due until 2017 and beyond.

The following table details the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated:8

	March 31,	December 31,
	2013	2012
	in millions
UPC Broadband Holding Bank Facility	€4,182.4	€4,142.5
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.7	496.6
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	779.9	757.7
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	584.9	568.3
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	584.9	568.3
UPC Holding 8.00% Senior Notes due 2016	—	300.0
UPC Holding 9.75% Senior Notes due 2018	—	380.5
UPC Holding 9.875% Senior Notes due 2018	295.8	286.8
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	594.8	594.7
UPC Holding 6.75% € Senior Notes due 2023	450.0	—
UPC Holding 6.75% CHF Senior Notes due 2023	287.7	—
Other debt, including vendor financing and capital lease obligations	145.6	108.3
Total third-party debt	€9,792.7	€9,593.7

Cash and cash equivalents	€58.0	€58.3

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at March 31, 2013:

		As of March 31, 2013
Facility	Final maturity	Interest rate	Facility amount[9]	Unused borrowing capacity	Carrying value[10]
			in millions

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,204.5	—	1,204.5
Facility T	Dec. 31, 2016	L + 3.50%	$260.2	—	201.9
Facility U	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€144.1	144.1	—
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	813.3
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	779.9
Facility AA	July 31, 2016	E + 3.25%	€904.0	904.0	—
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	584.9
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	584.9
Facility AE	Dec. 31, 2019	E + 3.75%	$535.5	—	535.5
Facility AF	Jan. 31, 2021	L + 3.00%[11]	€500.0	—	385.7
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,199.7)
Total				€1,078.1	€4,182.4

The following table details the key terms of the UPC Broadband Holding Bank Facility at March 31, 2013, adjusted to reflect the impact of Facility AG and Facility AH:

		As of March 31, 2013
Facility	Final maturity	Interest rate	Facility amount	Unused borrowing capacity	Carrying value
			in millions

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility R	Dec. 31, 2015	E + 3.25%	€146.0	—	146.0
Facility S	Dec. 31, 2016	E + 3.75%	€545.5	—	545.5
Facility V	Jan. 15, 2020	7.625%	$500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€144.1	144.1	—
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	€1,000.0	—	779.9
Facility AA	July 31, 2016	E + 3.25%	$904.0	904.0	—
Facility AC	November 15, 2021	7.250%	€750.0	—	584.9
Facility AD	January 15, 2022	6.875%	$750.0	—	584.9
Facility AE	December 31, 2019	E + 3.75%	€535.5	—	535.5
Facility AF	Jan. 31, 2021	L + 3.00%	$500.0	—	385.7
Facility AG	Mar. 31, 2021	E + 3.75%	$1,554.4	—	1,554.4
Facility AH	June 30, 2021	L + 2.50%[12]	$1,305.0	—	1,017.8
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,199.7)
Total				€1,078.1	€4,184.9

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower under the UPC Broadband Holding Bank Facility, which we guarantee. As of March 31, 2013, UPC Broadband Holding had maximum undrawn commitments under Facilities Q, W and AA of the UPC Broadband Holding Bank Facility of €1.1 billion. We estimate that approximately €542 million of this amount will be available upon completion of our first quarter compliance reporting requirements.

Based on the results for the quarter ended March 31, 2013 and subject to the completion of our first quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.69x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.75x.13

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in 10 countries that connect 10 million customers subscribing to 19 million television, broadband internet and telephony services as of March 31, 2013.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our expectations for continued organic growth in subscribers and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our assessment of the impacts of the unencryption of our basic digital channels; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding

Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its March 31, 2013 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our March 31, 2013 unaudited condensed consolidated financial statements prior to the end of May 2013, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238

_______________________________

[1]
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012 and 2013, we have adjusted our historical revenue and OCF for the three months ended March 31, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 in the respective 2012 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2013 results and (ii) reflect the translation of our rebased amounts for the 2012 periods at the applicable average exchange rates that were used to translate our 2013 results. Please see page 8 for supplemental information on rebased growth.

[3]	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

[4]	Advanced service RGUs represent our services related to digital video, including digital cable and direct-to-home satellite (“DTH”), broadband internet and telephony.

[5]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[6]	Additions to property and equipment include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

[7]
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

[8]
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z, AC and AD in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“U.S. GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD eliminate within our condensed consolidated financial statements.

[9]	Except as described in note 8 above, amounts represent total third-party commitments at March 31, 2013 without giving effect to the impact of discounts.

[10]	Facilities T and AF carrying values include the impact of discounts.

[11]	The Facility AF interest rate includes a LIBOR floor of 1.00%.

[12]	The Facility AH interest rate includes a LIBOR floor of 0.75%.

[13]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three months ended March 31, 2013, as compared to the corresponding prior year period. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. All of our reportable segments also provide business-to-business services. At March 31, 2013, our operating segments in UPC Europe provided broadband communications services in nine European countries and direct-to-home (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as "UPC DTH." Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides video, broadband internet and telephony services in Chile.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2013, we have adjusted our historical revenue and OCF for the three months ended March 31, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 in our rebased amounts for the three months ended March 31, 2012 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2013 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2012 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2013. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2012 include three small entities in Europe.

We have reflected the revenue and OCF of the acquired entities in our 2012 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding's March 31, 2013 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€238.4	€236.9	€1.5	0.6	0.5
Switzerland	246.9	238.8	8.1	3.4	5.0
Other Western Europe	168.7	161.5	7.2	4.5	4.5
Total Western Europe	654.0	637.2	16.8	2.6	3.2
Central and Eastern Europe	218.0	214.2	3.8	1.8	0.9
Central and other	24.3	21.8	2.5	11.5	*
Total UPC Europe	896.3	873.2	23.1	2.6	2.8
VTR (Chile)	183.1	171.3	11.8	6.9	3.9
Total	€1,079.4	€1,044.5	€34.9	3.3	3.0

Operating Cash Flow	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2013	2012	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€139.9	€139.3	€0.6	0.4	0.4
Switzerland	138.0	134.9	3.1	2.3	3.9
Other Western Europe	79.4	75.3	4.1	5.4	5.4
Total Western Europe	357.3	349.5	7.8	2.2	2.8
Central and Eastern Europe	106.3	104.9	1.4	1.3	0.6
Central and other	(32.8)	(27.3)	(5.5)	(20.1)	*
Total UPC Europe	430.8	427.1	3.7	0.9	1.2
VTR (Chile)	81.2	69.9	11.3	16.2	13.1
Total	€512.0	€497.0	€15.0	3.0	2.9

* - Omitted

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended March 31,
	2013	2012
	in millions
Total segment operating cash flow	€512.0	€497.0
Stock-based compensation expense	(3.9)	(4.3)
Depreciation and amortization	(252.0)	(256.7)
Related party fees and allocations, net	14.7	0.4
Impairment, restructuring and other operating items, net	(0.1)	0.7
Operating income	€270.7	€237.1

Property and Equipment Additions and Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended March 31,
	2013	2012
	in millions, except % amounts
UPC Europe:
The Netherlands	€43.4	€38.0
Switzerland	41.1	34.3
Other Western Europe	26.2	25.3
Total Western Europe	110.7	97.6
Central and Eastern Europe	47.6	34.2
Central and other	30.8	21.7
Total UPC Europe	189.1	153.5
VTR (Chile)	38.6	43.2
Total UPC Holding	€227.7	€196.7

Total Property and Equipment Additions as % of Revenue:
UPC Europe	21.1%	17.6%
VTR (Chile)	21.1%	25.2%
Total UPC Holding	21.1%	18.8%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statement of cash flows:

	Three months ended March 31,
	2013	2012
	in millions, except % amounts
Customer premises equipment	€123.3	€93.0
Scalable infrastructure	36.0	33.9
Line extensions	23.9	24.5
Upgrade/rebuild	14.9	15.0
Support capital	29.6	30.3
Property and equipment additions	227.7	196.7
Assets acquired under capital-related vendor financing arrangements (including related-party amounts)[1]	(54.2)	(4.6)
Assets acquired under capital leases[1]	(0.7)	(0.4)
Assets contributed by parent company[2]	(3.4)	—
Changes in current liabilities related to capital expenditures (including related-party amounts)	9.0	10.5
Total capital expenditures	€178.4	€202.2

Total Capital Expenditures:
UPC Europe	€147.4	€164.6
VTR (Chile)	31.0	37.6
Total UPC Holding	€178.4	€202.2
_______________________________

[1]
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

[2]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our consolidated cash flow statements.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2013, December 31, 2012 and March 31, 2012:

	March 31, 2013	December 31, 2012	March 31, 2012	Q1'13 / Q4'12 (% Change)	Q1'13 / Q1'12 (% Change)
Total RGUs
Video	9,231,500	9,290,400	9,344,400	(0.6%)	(1.2%)
Broadband Internet	5,576,100	5,458,400	5,148,700	2.2%	8.3%
Telephony	4,099,800	3,986,700	3,644,200	2.8%	12.5%
UPC Holding Consolidated	18,907,400	18,735,500	18,137,300	0.9%	4.2%

Total Customers
Total Single-Play Customers	5,055,200	5,188,700	5,434,400	(2.6%)	(7.0%)
Total Double-Play Customers	1,903,200	1,923,900	2,000,300	(1.1%)	(4.9%)
Total Triple-Play Customers	3,348,600	3,233,000	2,900,800	3.6%	15.4%
UPC Holding Consolidated	10,307,000	10,345,600	10,335,500	(0.4%)	(0.3%)

% Double-Play Customers
UPC Europe	18.2%	18.3%	19.2%	(0.5%)	(5.2%)
VTR (Chile)	20.8%	20.7%	20.6%	0.5%	1.0%
UPC Holding Consolidated	18.5%	18.6%	19.4%	(0.5%)	(4.6%)

% Triple-Play Customers
UPC Europe	30.8%	29.4%	25.9%	4.8%	18.9%
VTR (Chile)	46.0%	46.1%	46.2%	(0.2%)	(0.4%)
UPC Holding Consolidated	32.5%	31.3%	28.1%	3.8%	15.7%

RGUs per Customer Relationship
UPC Europe	1.80	1.77	1.71	1.7%	5.3%
VTR (Chile)	2.13	2.13	2.13	—%	—%
UPC Holding Consolidated	1.83	1.81	1.75	1.1%	4.6%

ARPU per Customer Relationship3

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,			FX Neutral
	2013	2012	% Change	% Change[4]
UPC Europe	€28.93	€28.03	3.2%	3.6%
VTR (Chile)	CLP 30,721	CLP 30,613	0.4%	0.4%
UPC Holding	€31.2	€30.13	3.6%	3.3%

_______________________________

[3]
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

[4]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – March 31, 2013
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,828,100	2,814,900	1,699,100	3,682,600	607,600	1,089,300	—	—	1,696,900	2,827,600	1,036,200	2,824,800	949,500
Switzerland(13)	2,077,700	1,835,500	1,471,600	2,492,700	820,200	613,000	—	—	1,433,200	2,302,800	626,800	2,302,800	432,700
Austria	1,315,500	1,299,500	729,100	1,410,700	191,900	339,300	—	—	531,200	1,299,500	493,100	1,299,500	386,400
Ireland	863,000	742,100	540,300	1,012,600	59,900	338,400	—	43,900	442,200	742,100	315,700	723,900	254,700
Total Western Europe	7,084,300	6,692,000	4,440,100	8,598,600	1,679,600	2,380,000	—	43,900	4,103,500	7,172,000	2,471,800	7,151,000	2,023,300
Poland	2,672,200	2,544,400	1,466,100	2,654,900	494,400	797,400	—	—	1,291,800	2,544,400	874,800	2,534,800	488,300
Romania	1,528,200	1,511,200	1,035,500	1,784,000	288,200	342,400	250,600	—	881,200	1,511,200	493,600	1,513,600	409,200
Hungary	2,085,300	1,715,800	1,169,600	1,750,200	409,300	435,100	319,800	—	1,164,200	1,715,800	343,200	1,654,000	242,800
Czech Republic	1,346,800	1,238,400	740,200	1,204,900	71,200	397,700	105,700	—	574,600	1,238,400	439,900	1,238,300	190,400
Slovakia	496,200	465,800	287,600	429,000	77,700	126,300	56,600	700	261,300	434,900	106,300	433,200	61,400
Total CEE	8,128,700	7,475,600	4,699,000	7,823,000	1,340,800	2,098,900	732,700	700	4,173,100	7,444,700	2,257,800	7,373,900	1,392,100
Total UPC Europe	15,213,000	14,167,600	9,139,100	16,421,600	3,020,400	4,478,900	732,700	44,600	8,276,600	14,616,700	4,729,600	14,524,900	3,415,400

VTR (Chile)	2,867,800	2,337,400	1,167,900	2,485,800	155,000	799,900	—	—	954,900	2,337,400	846,500	2,329,400	684,400

Grand Total	18,080,800	16,505,000	10,307,000	18,907,400	3,175,400	5,278,800	732,700	44,600	9,231,500	16,954,100	5,576,100	16,854,300	4,099,800

	Subscriber Variance Table – March 31, 2013 vs. December 31, 2012
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,900	4,100	(32,700)	(2,900)	(44,000)	11,300	—	—	(32,700)	4,100	10,800	4,100	19,000
Switzerland(13)	3,000	10,100	(14,000)	28,300	(22,300)	7,000	—	—	(15,300)	10,800	32,300	(21,100)	11,300
Austria	2,100	2,100	(3,900)	2,700	(7,500)	3,400	—	—	(4,100)	2,200	2,400	34,100	4,400
Ireland	100	4,900	1,500	23,800	(3,100)	600	—	(1,700)	(4,200)	4,900	11,400	8,900	16,600
Total Western Europe	8,100	21,200	(49,100)	51,900	(76,900)	22,300	—	(1,700)	(56,300)	22,000	56,900	26,000	51,300
Poland	4,300	6,800	(5,900)	38,900	(51,600)	41,100	—	—	(10,500)	6,800	20,100	7,200	29,300
Romania	2,500	2,900	5,900	23,700	(18,700)	15,300	7,700	—	4,300	2,900	7,000	2,900	12,400
Hungary	2,500	7,800	(8,000)	16,300	(19,400)	11,500	100	—	(7,800)	7,800	10,200	7,800	13,900
Czech Republic	1,600	1,500	(5,100)	(12,400)	(4,900)	(8,300)	3,500	—	(9,700)	1,500	—	4,100	(2,700)
Slovakia	700	1,000	100	3,400	(6,400)	3,200	2,300	(400)	(1,300)	1,300	2,500	1,400	2,200
Total CEE	11,600	20,000	(13,000)	69,900	(101,000)	62,800	13,600	(400)	(25,000)	20,300	39,800	23,400	55,100
Total UPC Europe	19,700	41,200	(62,100)	121,800	(177,900)	85,100	13,600	(2,100)	(81,300)	42,300	96,700	49,400	106,400

VTR (Chile)	6,700	7,000	23,500	50,100	(8,200)	30,600	—	—	22,400	7,000	21,000	7,300	6,700

Grand Total	26,400	48,200	(38,600)	171,900	(186,100)	115,700	13,600	(2,100)	(58,900)	49,300	117,700	56,700	113,100

ORGANIC CHANGE SUMMARY:
UPC Europe	18,900	39,700	(61,200)	112,100	(177,900)	86,400	13,600	(2,100)	(80,000)	40,800	86,000	47,900	106,100
VTR (Chile)	6,700	7,000	23,500	50,100	(8,200)	30,600	—	—	22,400	7,000	21,000	7,300	6,700
Total Organic Change	25,600	46,700	(37,700)	162,200	(186,100)	117,000	13,600	(2,100)	(57,600)	47,800	107,000	55,200	112,800

Q1 2013 ADJUSTMENTS:
Poland adjustments	800	1,500	—	—	—	—	—	—	—	1,500	—	1,500	—
Switzerland adjustments	—	—	(1,300)	9,500	—	(1,300)	—	—	(1,300)	—	10,800	(31,900)	—
Austria adjustments	—	—	400	200	—	—	—	—	—	—	(100)	31,900	300
Net Adjustments	800	1,500	(900)	9,700	—	(1,300)	—	—	(1,300)	1,500	10,700	1,500	300

Total Net Adds (Reductions)	26,400	48,200	(38,600)	171,900	(186,100)	115,700	13,600	(2,100)	(58,900)	49,300	117,700	56,700	91,100

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland's and the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland's or the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2013 RGU counts exclude 27,600, 4,100 and 3,300 postpaid subscriber identification module (“SIM”) cards in service in Poland, Hungary and the Netherlands respectively.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). In Europe, we have approximately 382,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 80,300 digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 17,200 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 57,800 subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At March 31, 2013, Switzerland's partner networks account for 127,400 Customer Relationships, 244,700 RGUs, 92,700 Digital Cable Subscribers, 467,300 Internet and Telephony Homes Serviceable, 88,000 Internet Subscribers, and 64,000 Telephony Subscribers. In addition, partner networks account for 438,700 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2013 subscriber table.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.